Exhibit 3.2

CERTIFICATE OF AMENDMENT

TO THE

FIFTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

PROTEOSTASIS THERAPEUTICS, INC.

(a Delaware corporation)

Proteostasis Therapeutics, Inc. (the “Company”), a company organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the “DGCL”), does hereby certify as follows:

1.	The name of the corporation is Proteostasis Therapeutics, Inc.

2.

This Certificate of Amendment (the “Certificate of Amendment”) amends the provisions of the Company’s Fifth Amended and Restated Certificate of Incorporation filed with the Secretary of State on February 17, 2016, as amended (the “Amended and Restated Certificate of Incorporation”).

3.	Article I of the Amended and Restated Certificate of Incorporation is hereby amended and restated to read in its entirety as follows:

“ARTICLE I

The name of the Corporation is Yumanity Therapeutics, Inc.”

4.	The foregoing amendment was duly adopted in accordance with the provisions of Section 242 of the DGCL.

IN WITNESS WHEREOF, the Company has caused this Certificate of Amendment of the Amended and Restated Certificate of Incorporation, as amended, to be executed and acknowledged by its duly appointed officer as of this 22nd day of December 2020.

By:	/s/ Richard Peters
Name:	Richard Peters
Title:	President and Chief Executive Officer